EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of SR Bancorp, Inc. of our report dated October 16, 2024, with respect to the consolidated financial statements of SR Bancorp, Inc. and Subsidiaries for the year ended June 30, 2024 appearing in the Company’s Annual Report in Form 10-K (File No. 001-41808).

/s/ BAKER TILLY US, LLP

Iselin, New Jersey
November 25, 2024